Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT AGREES TO SELL HOME LENDING BUSINESS

Completes Exit of Business Including Entire Loan Book and Servicing Operations

     NEW YORK – July 1, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, announced today that it has agreed to sell its Home Lending business, consisting of $9.3 billion in assets and related servicing operations, to Lone Star Funds for $1.5 billion in cash and the assumption of $4.4 billion of outstanding debt and other related liabilities. The servicing centers, which employ approximately 300 people, are located in Marlton, NJ and Oklahoma City, OK.

     In a separate transaction, CIT agreed to sell its approximately $470 million manufactured housing portfolio to Vanderbilt Mortgage and Finance, Inc. for approximately $300 million. Net cash proceeds from the two transactions are expected to be approximately $1.8 billion.

     In the second quarter of 2008, CIT expects to record an estimated pretax loss for the Home Lending segment of approximately $2.5 billion ($2.0 billion after tax). This loss consists of an estimated $2.2 billion loss on sale and an approximate $350 million loss from operations during the period. Home Lending will be accounted for as a discontinued operation. The sale of the portfolios is scheduled to be completed in July, while the transfer of the servicing platform will be completed by the first quarter 2009. It is expected that the company's pro forma tangible equity to managed assets ratio at June 30, 2008 will be in excess of 9%, above the company's current 8.5% target.

     “These sales complete our exit from all home lending businesses, removing the uncertainty surrounding this asset class, and advances our strategic transformation into a company focused entirely on commercial finance,” said Jeffrey M. Peek, Chairman and CEO, of CIT.

     This transaction represents another significant step in CIT’s efforts to reduce risk and enhance liquidity, as it positions itself for long-term success and profitability. Since April 1, 2008, the Company has successfully executed on several additional key balance sheet strengthening initiatives, including: raising $1.6 billion in new capital, completing asset-backed financings of approximately $1.5 billion, selling more than $2 billion of assets at approximately book value and obtaining a $3 billion long-term financing facility from Goldman Sachs, while retiring $5.3 billion in debt and significantly reducing unfunded commitments.

     JPMorgan Chase & Co. and Morgan Stanley served as financial advisors to CIT. Wachtell, Lipton, Rosen & Katz and McKee Nelson, LLP served as CIT’s legal advisors.

     Mr. Peek and Joseph M. Leone, Vice Chairman and Chief Financial Officer, will host an investor conference call at 9:00 AM EDT today, Tuesday, July 1, 2008, to discuss this announcement.

Call-in Number:
U.S. & Canada	800-573-4840
International	617-224-4326
Access code	CIT Group

Webcast:	http://ir.cit.com

     Please dial-in to the call or link to the webcast at least 10 minutes prior to register or download any necessary software. A replay of the call and webcast will be available until 11:59 PM EDT on July 15, 2008.

Replay Number:
U.S. & Canada	888-286-8010
International	617-801-6888
Access Code	28722577

Webcast Replay:	http://ir.cit.com

     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com.

About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended March 31, 2008. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

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MEDIA RELATIONS:
Curt Ritter
Director of External Communications and Media Relations
(212) 461-7711
curt.ritter@cit.com

Mary Flynn
Director of Media Relations
(212) 461-7860
mary.flynn@cit.com

INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com